Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh

425-453-9400

ESTERLINE REPORTS FISCAL 2014 FOURTH QUARTER AND FULL-YEAR RESULTS

FROM CONTINUING OPERATIONS

Highlights

•	Sales up 6.7% to a record $548 million in the quarter

•	Earnings from continuing operations $51.6 million; adjusted earnings $58.0 million

•	GAAP EPS from continuing operations of $1.62; adjusted EPS of $1.82

•	Business increasingly better positioned for achievement of long-term goals

•	Cash flow strength continues – over 130% of income from continuing operations

BELLEVUE, Wash., December 11, 2014 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving global aerospace and defense markets, today reported fourth quarter earnings from continuing operations of $51.6 million, or $1.62 per diluted share, on sales of $548.1 million. Excluding charges associated with previously announced integration activities and incremental compliance costs, adjusted earnings from continuing operations in the quarter were $58.0 million, or $1.82 per diluted share.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “We operated well and put a strong finish on an important year for Esterline. In the fourth quarter, we were pleased to have advanced our integration efforts, taken decisive steps to focus our operations, refined our strategic plan and set Esterline on a path for sustained growth and improved profitability.”

Reusser added, “Our financial results were consistent with our expectations across the board and we executed well. We are also encouraged by the progress we’ve made with the divestiture process designed to reshape our portfolio of businesses to better focus our efforts on our best opportunities. We believe that as we progress through next year, we’ll experience continued

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growth, both organic and acquired, and see our margins stabilize and then begin to increase as a variety of our initiatives take hold. Across the business, our teams are energized, capable, and guided by clear strategies and goals.”

Integration and Compliance Activities

During the fourth fiscal quarter, the company continued to advance previously announced integration plans. These activities include the consolidation of facilities and improved cost efficiency through shared support services in sales and general and administrative functions. During the quarter, the company incurred integration and certain incremental compliance costs of $8.2 million, of which $3.4 million were reported as restructuring charges on the company’s income statement; $2.2 million were reported in selling, general, and administrative (SG&A) expense; and $2.6 million were reflected in consolidated gross margin. For the full year, the company incurred costs related to its announced integration initiatives of $20.4 million and incremental compliance costs of $9.0 million and expects to spend approximately $20 million for these purposes in fiscal 2015. The company also continues to expect the integration activities to create savings in excess of $15 million annually starting in fiscal 2016.

Consolidated Results of Continuing Operations

In the fourth fiscal quarter of 2014, sales increased 6.7% to $548.1 million, compared with $513.7 million in the prior-year period. This increase reflects solid gains in the Advanced Materials segment and the addition of the Sunbank acquisition completed in December 2013 in the Sensors & Systems segment.

GAAP earnings from continuing operations in the fourth fiscal quarter of 2014 were $51.6 million, or $1.62 per diluted share. Excluding charges related to the company’s integration and incremental compliance activities, adjusted earnings from continuing operations were $58.0 million, or $1.82 per diluted share, compared with $66.8 million, or $2.09 per diluted share, in the fourth fiscal quarter of 2013.

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For the full year of fiscal 2014, the company reported earnings from continuing operations of $166.0 million, or $5.12 per diluted share, on sales of $2.05 billion. This compares with fiscal 2013 results of $171.0 million, or $5.39 per diluted share, on sales of $1.89 billion. Adjusting for integration and compliance activities, full-year adjusted earnings from continuing operations in fiscal 2014 were $189.2 million, or $5.83 per diluted share. Comparable full-year earnings in fiscal 2013 were $184.4 million, or $5.81 per diluted share, adjusted to exclude a non-cash goodwill impairment and a discrete compliance charge. Full-year net earnings in fiscal 2014 were $102.4 million, or $3.16 per diluted share, compared with $164.7 million, or $5.19 per diluted share, in fiscal 2013.

Gross margin in the fourth quarter of fiscal 2014 was 35.3%, compared with 38.9% in the prior year. The year-over-year decrease in gross margin was related to $2.7 million in restructuring charges, continued lower aftermarket product mix, and ongoing budget pressure in the combustibles and flares categories. For the full year, gross margin in fiscal 2014 was 35.1%, compared with 37.3% in fiscal 2013.

SG&A expense as a percent of sales in the fourth fiscal quarter of 2014 was 17.2%, or $94.2 million, compared with $87.3 million, or 17.0% of sales, in the prior year. Adjusted for integration and compliance costs, SG&A margin improved to 16.8% of sales. Full-year SG&A expense in fiscal 2014 was $364.3 million, or 17.8% of sales, compared with $366.6 million, or 19.4% of sales, in fiscal 2013.

Research, development and engineering spending in the fourth quarter of fiscal 2014 was $23.5 million, or 4.3% of sales, compared with $21.5 million, or 4.2% of sales, in the year-ago period. For the full year, R&D was $98.9 million, or 4.8% of sales, in fiscal 2014 compared with $90.2 million, or 4.8%, in fiscal 2013. Reusser noted, “Especially given our more selective operating focus, we believe that a robust R&D budget, targeting around 5% of sales, will enable us to maintain technology-driven competitive advantages across the business.”

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The company’s income tax rate in the fourth fiscal quarter of 2014 was 19.9% compared with 20.5% for the prior-year period.

Cash flow from operations was $219.3 million during fiscal 2014, or 132% of income from continuing operations. Reusser said, “Our continued ability to generate strong cash flow gives us confidence in our capacity to fund future growth while delivering increased value to shareholders. Our share repurchase program is designed to work in concert with our integration activities to enhance our return on invested capital.” The company reported that during fiscal 2014, it repurchased 269,228 shares for $30.3 million.

New orders for fiscal 2014 were $2.0 billion compared with $1.9 billion for fiscal 2013. Orders by segment for fiscal 2014 increased for the Sensors & Systems and Advanced Materials segments compared with the prior-year period. Orders for Avionics & Controls for fiscal 2014 were even with the prior-year period. Backlog at the end of fiscal 2014 was $1.1 billion compared with $1.2 billion at the end of fiscal 2013.

Consolidated Results of Discontinued Operations

In the fourth fiscal quarter of 2014, a plan was approved to sell certain non-core business units including Wallop Defence Systems in the Advanced Materials segment, Eclipse Electronic Systems and a small distribution business in the Avionics & Controls segment, and Pacific Aerospace and Electronics in the Sensors & Systems segment. These businesses are reported as discontinued operations. Based upon the estimated fair values, we recorded an estimated after-tax loss of $49.5 million in the fourth fiscal quarter of 2014 on the assets held for sale in discontinued operations. All previous-period financial information has been restated to reflect these businesses as discontinued operations.

Guidance for Eleven-Month Fiscal 2015

The company today also provided guidance for Fiscal 2015, an 11-month fiscal year ending on October 2, 2015. The change in year-end, as previously announced, is to better align reporting with the company’s peer group, and to smooth the somewhat artificial seasonality of the prior

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fiscal year-end timing. Revenues for the 11 months are expected to be in the range of $1.85 billion to $1.95 billion. Adjusted earnings per share from continuing operations, excluding anticipated integration and compliance costs, are expected to be in the range of $5.35 to $5.75 per diluted share for the 11-month period.

Reusser said the 2015 guidance takes into account a continuing healthy commercial aerospace market and expected stabilization in defense. He further commented that while the guidance assumes full-year margins in a range similar to those in fiscal 2014, they should “…improve toward the end of the year, positioning us to reap the benefits of gradually improving mix and to see margin benefit resulting from our various integration initiatives by the end of 2015.”

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 877-546-5018; outside the U.S., use 857-244-7550. The pass code for the call is: 13859494.

Non-GAAP Financial Information

This press release includes non-GAAP financial measures – adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share – that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline plus the costs associated with certain integration activities – including restructuring charges – and incremental compliance costs incurred in each period presented. The prior full-year period was adjusted for a $10 million charge related to a DDTC matter and a $3.5 million goodwill impairment charge. Adjusted earnings from continuing operations per diluted share divide each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for each period presented.

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In accordance with the SEC’s requirement, below is the reconciliation of the non-GAAP measures to the comparable GAAP financial measures.

Reconciliation of Non-GAAP Financial Measures

In thousands, except per share amounts

	Three Months Ended October 31, 2014		Fiscal Year Ended October 31, 2014
		Per Diluted Share		Per Diluted Share
Earnings From Continuing Operations
Attributable to Esterline (GAAP), Net of Tax	$51,632	$1.62	$166,007	$5.12
Restructuring Costs, Net of Tax Benefit of $1,331 and $4,281	4,742	.15	16,109	.49
Compliance Costs, Net of Tax Benefit of $466 and $1,887	1,619	.05	7,103	.22

Adjusted Earnings From Continuing Operations (Non-GAAP), Net of Tax	$57,993	$1.82	$189,219	$5.83

The company provides non-GAAP financial measures as supplemental information to our GAAP financial measures. Management uses adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures, because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Safe Harbor Disclosure

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Page 8 of 10 Esterline Reports Fourth Quarter and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Fiscal Year Ended
	Oct 31, 2014	Oct 25, 2013	Oct 31, 2014	Oct 25, 2013
Segment Sales
Avionics & Controls	$217,170	$221,664	$788,536	$739,774
Sensors & Systems	192,238	171,409	771,369	676,331
Advanced Materials	138,651	120,594	491,264	472,672

Net Sales	548,059	513,667	2,051,169	1,888,777
Cost of Sales	354,482	313,832	1,330,545	1,184,068

	193,577	199,835	720,624	704,709
Expenses
Selling, general and administrative	94,208	87,276	364,259	366,641
Research, development and engineering	23,460	21,511	98,901	90,214
Restructuring charges	3,363	—	13,642	—
Gain on sale of product line	—	(2,264)	—	(2,264)
Goodwill impairment	—	—	—	3,454

Total Expenses	121,031	106,523	476,802	458,045

Operating Earnings From Continuing
Operations	72,546	93,312	243,822	246,664
Interest Income	(155)	(157)	(555)	(535)
Interest Expense	8,086	8,686	33,010	39,638
Loss on Extinguishment of Debt	—	—	533	946

Earnings From Continuing Operations Before Income Taxes	64,615	84,783	210,834	206,615
Income Tax Expense	12,859	17,417	44,274	33,891

Earnings From Continuing Operations Including Noncontrolling Interests	51,756	67,366	166,560	172,724
Earnings Attributable to Noncontrolling Interests	(124)	(523)	(553)	(1,730)

Earnings From Continuing Operations Attributable to Esterline, Net of Tax	51,632	66,843	166,007	170,994
Loss From Discontinued Operations, Attributable to Esterline, Net of Tax	(55,104)	(980)	(63,589)	(6,260)

Net Earnings Attributable to Esterline	$(3,472)	$65,863	$102,418	$164,734

Earnings Per Share - Basic:
Continuing Operations	$1.62	$2.13	$5.22	$5.48
Discontinued Operations	(1.73)	(.03)	(2.00)	(.20)

Earnings Per Share – Basic	$(.11)	$2.10	$3.22	$5.28

Earnings Per Share - Diluted:
Continuing Operations	$1.62	$2.09	$5.12	$5.39
Discontinued Operations	(1.73)	(.03)	(1.96)	(.20)

Earnings Per Share – Diluted	$(.11)	$2.06	$3.16	$5.19

Weighted Average Number of Shares Outstanding—Basic	31,907	31,391	31,840	31,173
Weighted Average Number of Shares Outstanding—Diluted	31,907	31,964	32,448	31,738

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Fiscal Year Ended
	Oct 31, 2014	Oct 25, 2013	Oct 31, 2014	Oct 25, 2013
Segment Sales
Avionics & Controls	$217,170	$221,664	$788,536	$739,774
Sensors & Systems	192,238	171,409	771,369	676,331
Advanced Materials	138,651	120,594	491,264	472,672

Net Sales	$548,059	$513,667	$2,051,169	$1,888,777

Earnings From Continuing Operations Before Income Taxes
Avionics & Controls	$39,233	$46,446	$121,185	$111,144 [1]
Sensors & Systems	24,290	25,240	86,101	88,130
Advanced Materials	28,922	30,568	104,833	109,556

Segment Earnings	92,445	102,254	312,119	308,830
Corporate expense	(19,899)	(8,942)	(68,297)	(62,166)
Interest income	155	157	555	535
Interest expense	(8,086)	(8,686)	(33,010)	(39,638)
Loss on extinguishment of debt	—	—	(533)	(946)

Earnings From Continuing Operations
Before Income Taxes	$64,615	$84,783	$210,834	$206,615

[1]	Includes a $3.5 million impairment charge against goodwill of Racal Acoustics, Ltd. (Racal Acoustics).

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Oct 31, 2014	Oct 25, 2013
Assets
Current Assets
Cash and cash equivalents	$238,144	$179,178
Cash in escrow	—	4,018
Accounts receivable, net	390,901	383,666
Inventories	459,471	447,663
Income tax refundable	7,644	6,526
Deferred income tax benefits	50,030	47,277
Prepaid expenses	21,165	18,183
Other current assets	2,149	5,204

Total Current Assets	1,169,504	1,091,715
Property, Plant and Equipment, Net	348,235	371,197
Other Non-Current Assets
Goodwill	1,071,786	1,128,977
Intangibles, net	512,591	580,949
Debt issuance costs, net	4,295	6,211
Deferred income tax benefits	71,277	71,840
Other assets	15,779	11,223

	$3,193,467	$3,262,112

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$124,677	$123,597
Accrued liabilities	267,334	253,561
Current maturities of long-term debt	12,774	21,279
Deferred income tax liabilities	1,773	2,307
Federal and foreign income taxes	1,571	7,348

Total Current Liabilities	408,129	408,092
Long-Term Liabilities
Credit facilities	100,000	130,000
Long-term debt, net of current maturities	509,720	537,859
Deferred income tax liabilities	168,029	193,119
Pension and post-retirement obligations	62,693	68,102
Other liabilities	46,896	40,188
Total Shareholders’ Equity	1,898,000	1,884,752

	$3,193,467	$3,262,112